As filed with the Securities and Exchange Commission on April 21, 1999
                                                     Registration No. 333-74059


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PROGRESS FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

  Delaware                             6711                      23-2413363
(State or other juris-         (Primary Standard            (I.R.S. Employer
 diction of incorporation    Industrial Classification      Identification No.)
  or organization)                Code No.)

                               Four Sentry Parkway
                                    Suite 200
                       Blue Bell, Pennsylvania 19422-0764
                                 (610) 825-8800
(Address, including zip code and telephone number,including area code, of
                   Registrant's principal executive offices)

                                 W. Kirk Wycoff
                 Chairman, President and Chief Executive Officer
                         Progress Financial Corporation
                               Four Sentry Parkway
                                    Suite 200
                       Blue Bell, Pennsylvania 19422-0764
                                      (610)825-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                            Raymond A. Tiernan, Esq.
                             Kenneth B. Tabach, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-0300

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
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If any of the  securities  being  registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment         plans,        check        the        following        box.
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     If this Form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective      registration     statement     for     the     same     offering.
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     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(b)
under the Securities Act,check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for                    the                    same                     offering.
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     If delivery of the  prospectus is expected to be made pursuant to Rule 434, please check the following box.
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         The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to Completion, Dated April 21, 1999
PROSPECTUS

                                  54,003 Shares

                         PROGRESS FINANCIAL CORPORATION

                                  Common Stock


         This prospectus relates to the offering of up to 54,003 shares of common stock of Progress Financial Corporation which may be offered for the account of selling stockholders. The shares of stock being offered were issued to the selling stockholders in connection with our acquisition of Primary Capital Corp. We will not receive any of the proceeds from the sale of shares of stock being offered by the selling stockholders.

         The shares of stock may be offered and sold by the selling stockholders directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of stock may be effected in one or more transactions that may take place through the Nasdaq Stock Market.

         The common stock is traded on the Nasdaq Stock Market's National Market under the symbol "PFNC." On April __, 1999, the closing price for the common stock was $____ per share.

         See "Risk Factors" beginning on page 2 for a discussion of certain factors that should be considered carefully by prospective investors in the common stock offered.



         Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



         The securities offered hereby are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency or instrumentality.


                  The date of this prospectus is April __, 1999

                                  RISK FACTORS

         Prospective investors should consider carefully the following factors in addition to the other information included or incorporated by reference in this prospectus before making an investment in the common stock.

Our commercial business, construction, commercial real estate and consumer lending and lease financing are riskier than traditional residential lending.

         Since 1996, we have increased our emphasis on commercial business, residential construction, commercial real estate and consumer loans and lease financing. These loans have different and more risk than traditional single-family residential loans.

         Commercial business loans often involve large loan balances to single borrowers. Payments on commercial business loans typically depend on the successful operation of the project or the borrower's business. Commercial real estate lending can also be affected by supply and demand conditions in the local market for apartments, offices, warehouses and other commercial space. Construction financing is also thought to have more risk of loss than long-term loans on improved, owner-occupied real estate. Whether a construction loan loses money depends largely upon the accuracy of the initial estimate of the completed property's value and the estimated cost of construction. During construction, delays and cost overruns could occur for many reasons. If the estimated value is inaccurate, we could have a completed project with a value which is not sufficient to assure full repayment of the loan. Consumer lending is also generally considered to have more risk than traditional mortgage lending because of the type and nature of the property securing the loan and, in certain cases, the fact that there is no property securing the loan.

         Lease financing may also have more credit risk than single-family residential lending because of the faster depreciation of the types of assets securing leases such as equipment, phone systems, computers, automobiles and furniture. In addition, we have a greater risk of loss on the disposition of the residual value of the equipment underlying its leases. For many of the leases, we retain the residual value of the leased property upon expiration of the lease. In the event that the residual value is less than provided for in the lease, we may lose money when we dispose of the property.

Our emphasis on lending to the technology sector is riskier than traditional lending.

         Progress Bank's specialty lending division provides customized financial services to mid-atlantic based companies, focusing on lending to companies within the technology sector as well as the healthcare and insurance industries. Many of these companies are in the initial phase of operations and have not been operating very long. Because many of these companies have not been profitable and may not be successful in the long term, such lending involves more risk than residential or traditional commercial business lending.
         We have also committed to invest up to $3.3 million in Progress Capital Fund, L.P., a $9.1 million fund managed by a subsidiary, which commenced operations in late 1997 and provides subordinated debt financing to mid-atlantic based technology companies in the early stages of operation. Because of the speculative nature of the companies that the fund generally invests in, such investment involves more risk than traditional equity investments.

We depend on key personnel whose loss could hurt our operations.

         We are currently dependent on the continued services of certain key management personnel. W. Kirk Wycoff, President and Chief Executive Officer of Progress, maintains a significant role in the development and management of our business. In addition, we have put together a senior management team primarily with commercial banking experience to run our separate business operations, including Robert J. Bifolco, Senior Vice President of Commercial Banking, Steven Hobman, Senior Vice President for Specialized Lending, Eric J. Morgan, Senior Vice President for Credit and Administration, Richard T. Powers, Senior Vice President and Chief Operations Officer, Michael B. High, Senior Vice President and Chief Financial Officer and Donald M. DeMaio, Senior Vice President of Retail Division as well as H. Wayne Griest, Chairman and Chief Executive Officer of Progress Realty Advisors, Inc., our mortgage banking subsidiary, and George
R. Mark, Executive Vice President of Progress, whose responsibilities include oversight of equipment leasing, telemarketing, insurance and financial planning services, and development of new business services.

         The loss of services of Mr. Wycoff or the other senior executives could hurt our operations.

Changes in interest rates could adversely effect our earnings.

         The bank's operations depend mostly on net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most financial institutions, our earnings are affected by changes in market interest rates and other economic factors beyond our control. If our interest- earning assets have shorter maturities than our interest-bearing liabilities, our yield on interest- earning assets generally will adjust more rapidly than the cost of our interest-bearing liabilities. As a result, our net interest income generally would be hurt by decreases in interest rates and helped by increases in interest rates.

         In addition to affecting interest income and expense, changes in interest rates also can affect the market value of our interest-earning assets. Generally, the market value of fixed-rate instruments moves in the opposite direction of moves in interest rates. At December 31, 1998, we had $12.4 million of investment securities which were classified as held to maturity. Such designation effectively prevents us from selling these assets in order to meet our liquidity needs or in response to increases in market interest rates. Generally, the reclassification and sale of any of these assets could result in the remainder of our portfolio of investment and mortgage-backed securities classified as held to maturity being reclassified as available for sale. Securities classified as available for sale must be reported at fair value, with unrealized gains or losses being reported as a component of comprehensive income. Our investment and mortgage-backed securities had an aggregate carrying value of $176.8 million and a market value $176.9 million at December 31, 1998.

         Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates generally result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their loans. Under these circumstances, we may not be able to reinvest the funds received because of the loan prepayments at rates which are comparable to the rates on the maturing loans or securities. A significant increase in interest rates may reduce the ability of some of our borrowers with adjustable-rate loans to repay their loans.

No assurance we will continue to pay dividends.

         Dividends are subject to determination and declaration by the board of directors, which take into account many factors. We cannot guarantee that dividends will not be reduced or eliminated in future periods. We suspended dividend payments on our common stock after the second quarter of 1990 in order to conserve our capital resources in light of operating losses and the inability of Progress Bank to meet its risk-based capital requirement at the time. However, due to an improvement in our results of operations and net proceeds from our stock offering in 1996, we initiated a quarterly cash dividend policy of $.02 per share beginning with the third quarter of 1996, which was increased to $.03 per share in the third quarter of 1997 and $.04 per share in the third quarter of 1998. Our ability to pay dividends on our common stock depends on our receipt of dividends from Progress Bank.

Anti-takeover provisions could discourage takeover attempts.

         Certain provisions of our certificate of incorporation and bylaws and Delaware law as well as our shareholder rights plan, could have the effect of discouraging takeover attempts which certain stockholders might deem to be in their interest. These provisions may also make it more difficult for our stockholders to remove members of our board of directors and management. In addition, various federal laws and regulations could affect the ability of another person to acquire us or shares of our common stock.

         Certain statements contained or incorporated by reference herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "anticipate," "believe," "commitment," "consider," "continue," "could," "encourage," "estimate," "expect," "intend," "may," "plan," "present," "propose," "prospect," "will," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although we believe that the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, those described below and other factors generally affecting the banking industry. Some, but not all, of these risks are summarized below as well as in our reports and filings with the Commission, including our periodic reports under the Exchange Act. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         Progress files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by us at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Our filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act. This prospectus is a part of the registration statement. As permitted by the Securities Act, this prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

         The Commission allows us to "incorporate by reference" into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained in later-filed documents incorporated by reference in this prospectus. Progress incorporates by reference the documents filed by it with the Commission listed below and any future filings made by it with the Commission prior to the termination of the offering made hereby under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

 Company Filings (File No. 0-14815)                            Period/Date

 Annual Report on Form 10-K                       Year ended December 31, 1998
 Current Report on Form 8-K                       Filed on March 26, 1999

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Progress Financial Corporation
                              Four Sentry Parkway, Suite 200
                              Blue Bell, Pennsylvania 19422-0764
                              Attention: Michael B. High
                              (610) 825-8800

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with information that is different from that which is contained in this prospectus. Moreover, no offer of the common stock is being made in any state where the offer is not permitted. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

                         PROGRESS FINANCIAL CORPORATION

         Progress is a Delaware corporation headquartered in Blue Bell, Pennsylvania. Progress is a unitary thrift holding company and the sole stockholder of Progress Bank, a federally-chartered savings bank, which has been engaged in the thrift business since 1878. The bank conducts its business through eight banking offices located in Montgomery County, one banking office in Delaware County, one banking office in Chester County and one banking office in the Andorra section of Philadelphia, in southeastern Pennsylvania. Unless the context otherwise requires, references herein to Progress include the bank. At December 31, 1998, Progress had total consolidated assets of $647.4 million, total consolidated liabilities of $590.8 million, including total consolidated deposits of $406.5 million, corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of Progress of $15.0 million and total consolidated stockholders' equity of $41.6 million.

         Progress' current business strategy is to operate as a profitable, diversified financial institution providing a full range of banking services with an emphasis on commercial real estate and commercial business loans to small and medium size businesses, as well as residential construction and consumer lending, funded primarily by customer deposits. As a complement to this core business, Progress has expanded its business activities to include: equipment leasing; insurance and financial planning; commercial mortgage banking; asset management; managing a fund which provides subordinated debt financing primarily to technology companies in the Mid-Atlantic region; and communications and telemarketing, which provide a steady source of fee income. As a result of increased acquisitions of small to medium-sized financial institutions by large bank holding companies in southeastern Pennsylvania, Progress believes that there is a significant market opportunity for the bank to provide a full range of commercial banking services to small to middle- market commercial customers seeking personalized service that is generally unavailable to such customers at larger regional and national institutions.

         Historically, the principal business of Progress consisted of attracting deposits from the general public through its branch office network and using such deposits to originate loans secured by first mortgage liens on existing single-family residential real estate and existing multi-family residential and commercial real estate as well to originate construction loans (which included land acquisition and development loans). Prior to 1995, such lending activities comprised, in the aggregate, at least 80% of Progress' total loan originations. Beginning in 1995, Progress started to change its focus and to modify its operations to become more like a commercial bank. Progress' emphasis shifted to commercial business, commercial real estate and construction lending and equipment leasing, with a focus on providing such banking services to small to medium- sized businesses, including companies in the technology sector. Progress' shift in focus to providing a full range of commercial banking services also coincided with the recent acquisitions of small to medium-sized banking institutions by larger bank holding companies and the consolidation in the banking industry which has limited the number of lenders available to small commercial borrowers. Since 1995, Progress has not emphasized residential lending and has only originated a limited amount of single-family residential mortgage loans.
         Progress also invests in mortgage-backed securities, including securities which are insured or guaranteed by the U.S. Government and agencies thereof, and other similar investments permitted by applicable laws and regulations. In addition, the bank is involved in real estate development and related activities, through its subsidiaries, primarily to facilitate the completion and sale of certain property held as real estate owned.

         The principal sources of funds for Progress' activities are deposits, amortization and repayment of loans, proceeds from sales of assets classified as available for sale, net savings inflows and advances from the Federal Home Loan Bank of Pittsburgh. Progress' principal sources of revenues are interest and other payments on loans, including origination and servicing fees, interest on investments and mortgage-backed securities, service charges on deposits, gains (losses) from mortgage banking activities and from the sale of loans and mortgage-backed securities classified as available for sale and other fee income. Its principal expenses are interest paid on deposits, advances from the FHLB of Pittsburgh and other borrowings, provisions for possible loan and lease losses and real estate owned, personnel, occupancy and equipment, and other administrative expenses.

         Progress, as a registered thrift holding company, is subject to examination and regulation by the Office of Thrift Supervision and is subject to various reporting and other requirements of the Commission. Progress Bank, as a federally chartered savings bank, is subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation, which administers the Savings Association Insurance Fund, which insures the bank's deposits to the maximum extent permitted by law.

         Progress Bank is a member of the FHLB of Pittsburgh, which is one of the 12 regional banks which comprise the FHLB System. The bank is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves required to be maintained against deposits and certain other matters.

         Progress' principal executive offices are located at Four Sentry Parkway, Suite 200, Blue Bell, Pennsylvania 19422-0764, and its telephone number is (610) 825-8800.

                                 USE OF PROCEEDS

         Progress will not receive any of the proceeds from sales of stock being offered. See "Selling Stockholders" for a list of those persons who will receive the proceeds from such sales.

                              SELLING STOCKHOLDERS

         This prospectus covers the offer and sale by certain of the selling stockholders of the common stock issued to them in connection with our acquisition of Primary Capital Corp. The selling stockholders received an aggregate of 54,003 shares of common stock pursuant to this acquisition. Progress has agreed that it will cause to be registered under the Securities Act the resale of all of such common stock received by the selling stockholders.

         The table below sets forth each selling stockholder's name, the maximum number of shares of common stock offered hereby by such selling stockholder and the number of shares of common stock to be held by such selling stockholder after the offering.

                                Maximum Number of            Number of Shares
                                Shares to be Sold               Owned After
                                 In the Offering              the Offering(1)
      Name
Christopher L. Campbell              26,461                        0
Michael A. Basile, Jr.               27,542                        0

----------------

(1) Because the selling stockholders may sell all, some or none of the stock offered, there can be no assurance as to the number of shares of stock which will be held by each selling stockholder upon completion of the offering. Even if no shares of stock are sold, however, no selling stockholder would hold one percent or more of the outstanding common stock upon completion of the offering (based on the total number of shares of common stock held by the selling stockholders as of the date hereof).

                          DESCRIPTION OF CAPITAL STOCK

         Progress is currently authorized to issue up to 12,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. At December 31, 1998, Progress had 5,263,000 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. The capital stock of Progress Financial Corporation does not represent or constitute a savings account or deposit of Progress Financial Corporation or Progress Bank and is not insured by the FDIC or any other governmental agency.

Common Stock

         General. Each share of common stock has the same relative rights and is identical in all respects with each other share of common stock. The common stock is not subject to call for redemption and, upon receipt by Progress of the full purchase price therefor, each share of common stock offered hereby will be fully paid and non-assessable.

         Voting Rights. Except as provided in any resolution or resolutions adopted by the board of directors establishing any series of preferred stock, the holders of common stock possess exclusive voting rights in Progress. Each holder of common stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

         Dividends. The holders of the common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefor.

         Pre-emptive Rights. Holders of the common stock do not have any pre-emptive rights with respect to any shares which may be issued by Progress in the future; Progress, therefore, may sell shares of common stock without first offering them to its then-existing stockholders.

         Liquidation. In the event of any liquidation, dissolution or winding up of Progress, the holders of the common stock would be entitled to receive, after payment of all debts and liabilities of Progress, all assets of Progress available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the common stock.

Preferred Stock

         The board of directors is authorized to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both.

         The authorized but unissued shares of preferred stock (as well as the authorized but unissued and unreserved shares of common stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for continued listing of the common stock on the Nasdaq National Market System or the requirements of any exchange on which the common stock may then be listed.

Warrants to Purchase Common Stock

         As of December 31, 1998, Progress had warrants to purchase 303,183 shares of common stock outstanding (as adjusted for subsequent stock dividends). The following is a summary of the material provisions of the warrants.

         Progress issued 12 units consisting of subordinated debt and warrants in a private placement on June 30, 1994, with each unit consisting of $250,000 of subordinated debt and warrants to purchase 27,562 shares of common stock (as adjusted for subsequent stock dividends). Currently, there are 12 holders of the warrants. Four of the directors and executive officers of Progress own 82,686 warrants. The remaining 220,497 warrants are held by eight individuals or entities.

         Each warrant entitles the holder thereof to purchase one share of the common stock at an exercise price of $5.44 (as adjusted for subsequent stock dividends). The warrants may be exercised, in whole or in part, until 5:00 p.m., eastern time, on June 30, 1999.

         The exercise price is subject to adjustment upon the occurrence of certain events, including the issuance of common stock as a dividend or distribution on the common stock and subdivisions, combinations and certain reclassifications of common stock. No adjustment in the exercise price will be required unless such adjustment would require a change of at least 1% of the exercise price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

Preferred Stock Purchase Rights

         In April 1990, Progress' board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. Each right entitles each registered holder, upon the occurrence of certain events, to purchase from Progress a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $40.00 per rights unit, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between Progress and American Stock Transfer & Trust Company, as rights agent.

         The rights will separate from the common stock and be distributed on a date which will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of Progress, has acquired beneficial ownership of 20% or more of the outstanding shares of common stock, or (ii) ten business days (or such later date as may be determined by action of the board of directors of Progress prior to such time as any person becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock.

         Until the distribution date, (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the rights were declared will contain a notation incorporating by reference the rights agreement and (iii) the surrender for transfer of any certificate for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable after the distribution date, separate certificates representing the rights will be mailed to the holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. The rights will not be exercisable until the distribution date and will cease to be exercisable at the close of business on May 11, 2000, unless the rights are earlier redeemed by Progress as described below.

         Unless the rights are redeemed earlier pursuant to the rights agreement, in the event that, at any time following the stock acquisition date,
(i) Progress is involved in a merger or other business combination in which Progress is not the surviving corporation or in which the common stock of Progress is changed into or exchanged for other securities of any other person or cash or any other property, or (ii) 50% or more of Progress' assets or earning power is sold or transferred, each holder of a right shall thereafter have the right to receive, upon exercise and payment of the purchase price, common stock of the acquiring company having a value equal to two times the exercise price of the right. In addition, unless the rights are redeemed pursuant to the rights agreement, in the event that any person or group of affiliated or associated persons becomes an acquiring person, the rights agreement provides that proper provision shall be made so that each holder of a right will thereafter have the right to receive, upon exercise and payment of the purchase price, common stock (or, in certain circumstances, cash, property or other securities of Progress) having a value equal to two times the exercise price of the right. The events set forth in this paragraph are referred to in the rights agreement as a triggering event. Following the occurrence of a triggering event, any rights that are, or (under certain circumstances) were, beneficially owned by any acquiring person shall immediately become null and void.

         At any time after a person becomes an acquiring person, Progress may exchange all or part of the rights (other than rights which previously have been voided as set forth above) for shares of common stock at an exchange ratio of one share per right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

         In general, Progress may redeem the rights in whole, but not in part, at any time until ten days following the stock acquisition date, at a price of $.01 per right. Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price. Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of Progress, including the right to vote or to receive dividends.

         Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred stock will be entitled to a preferential liquidation payment equal to the greater of $100 per share or an aggregate payment of 100 times the payment made per share of common stock. Each share of preferred stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of preferred stock will be entitled to receive 100 times the amount received per share of common stock.
         The rights may have certain antitakeover effects. The rights would cause substantial dilution to a person or group that acquires 20% or more of the outstanding shares of common stock of Progress if a triggering event thereafter occurs without the rights having been redeemed or in the event of an exchange. However, the rights should not interfere with any merger or other business combination approved by the board of directors because the rights are redeemable under certain circumstances.

Transfer Agent

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         Each of the selling stockholders may sell his, her or its shares of stock offered directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of stock may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales. Sales of the stock may be effected to cover previous short sales of common stock.

         The selling stockholders may affect transactions by selling the stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the selling stockholders.

         The aggregate proceeds to the selling stockholders from the sale of the stock will be the purchase price of the stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by Progress. The selling stockholders and any dealers or agents that participate in the distribution of the stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         Each selling stockholder and any other person participating in a distribution of the stock will be subject to applicable provisions of the Exchange Act, including Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of stock by, selling stockholders and other persons participating in a distribution of the stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.


                                  LEGAL MATTERS

         The validity of the shares of common stock being offering will be passed upon for Progress by the law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from Progress' Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

  =================================================      =======================


       No dealer,  salesman or any other person has
       been  authorized to give any information or
       to make any  representation not contained in
       this prospectus, and, if given or made, such
       information and  representation must not be
       relied upon as having been  authorized by               54,003 SHARES
       Progress,  a  selling  stockholder  or any
       other person.  This  prospectus does not
       constitute an offer to sell or a  solicitation
       of an offer to buy any of the securities
       offered hereby in any state to any  person
       to whom it is  unlawful  to make such offer           PROGRESS FINANCIAL
       in such  state.  Neither the delivery of this            CORPORATION
       prospectus nor any sales made hereunder shall,
       under any circumstances, create any implication
       that there has been no change  in the affairs
       of Progress  since the                                  COMMON STOCK
       date hereof.






                                                                PROSPECTUS



                      TABLE OF CONTENTS

                                             Page

       Risk Factors                            2
       Where You Can Find More Information     5
       Progress Financial Corporation          7
       Use of Proceeds                         8               April __, 1999
       Selling Stockholders                    8
       Description of Capital Stock            9
       Plan of Distribution                   13
       Legal Matters                          14
       Experts                                14







       ==========================================      ======================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.   Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

         (a)      List of Exhibits:

Exhibit No.                    Exhibit                                Location
4(a)          Specimen Common Stock certificate                          (1)
4(b)          Specimen Preferred Stock Purchase Rights Certificate       (2)
5             Opinion of Elias, Matz,Tiernan & Herrick L.L.P.             *
              regarding legality of securities being registered
23(a)         Consent of Elias, Matz, Tiernan & Herrick L.L.P.           --
              (contained in the opinion included as Exhibit 5)
23(b)         Consent of PricewaterhouseCoopers LLP                       *
24            Powers of Attorney (included in the signature page         --
              to the initial filing of this Registration Statement)


*        Previously filed.

(1) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-10160) filed with the Commission on November 13, 1986.

(2) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form 8-A filed with the Commission on April 30, 1990.

         (b)      Financial Statement Schedules.

         No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania on the 21st day of April 1999.


PROGRESS FINANCIAL CORPORATION



By:      /s/ W. Kirk Wycoff
         W. Kirk Wycoff
         Chairman, President and Chief
           Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ W. Kirk Wycoff                                          Date: April 21, 1999
-------------------------------------------------------
W. Kirk Wycoff
Chairman, President and Chief Executive
 Officer (principal executive officer)


/s/ Michael B. High                                        Date:  April 21, 1999
--------------------------------------------------------
Michael B. High
Senior Vice President and Chief Financial
 Officer (principal financial and accounting officer)


/s/ William O. Daggett, Jr*                                Date:  April 21, 1999
--------------------------------------------
William O. Daggett, Jr.
Director


/s/ Joseph R. Klinger*                                     Date:  April 21, 1999
----------------------------------------------
Joseph R. Klinger
Director


/s/ John E. F. Corson*                                     Date:  April 21, 1999
----------------------------------------------
John E. F. Corson
Director


/s/ Kevin J. Silverang*                                    Date:  April 21, 1999
---------------------------------------------
Kevin J. Silverang
Director


/s/ Paul M. LaNoce*                                        Date:  April 21, 1999
---------------------------------------------
Paul M. LaNoce
Director


/s/ William L. Mueller*                                    Date:  April 21, 1999
--------------------------------------------
William L. Mueller
Director


/s/ Charles J. Tornetta*                                   Date:  April 21, 1999
---------------------------------------------
Charles J. Tornetta
Director


/s/ Janet E. Paroo*                                        Date:  April 21, 1999
---------------------------------------------
Janet E. Paroo
Director


/s/ H. Wayne Griest*                                       Date:  April 21, 1999
-------------------------------------------
H. Wayne Griest
Director


-------------------------------------------                 Date: April __, 1999
A. John May, III
Director

---------------

         *By W. Kirk Wycoff, attorney-in-fact.

Securities and Exchange Commission

Page [PG NUMBER]
                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300

                                 April 21, 1999

                                    VIA EDGAR



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Progress Financial Corporation
                  Registration Statement on Form S-3
                  File No. 333-74059

Ladies and Gentlemen:

         Attached for filing on behalf of Progress Financial Corporation is Pre-Effective Amendment No. 2 Registration Statement on Form S-3 which is being filed pursuant to the requirements of Regulation S-T.

         The Amendment is being filed in response to oral comments received from Ms. Mary Cascio of the staff on April 6, 1999 in compliance with the Commission's plain English rules.

         In addition, attached hereto is a request for acceleration of the Registration Statement from Progress to 10:00 a.m., on Thursday, April 22, 1999, or as soon thereafter as is practicable.

         Please do not hesitate to call the undersigned at the above-listed number if there are any questions regarding the Registration Statement or if we can be of assistance in any way.

         As always, the staff's cooperation is greatly appreciated.

                                                      Sincerely yours,

                                                   /s/ Kenneth B. Tabach
                                                       Kenneth B. Tabach

                         PROGRESS FINANCIAL CORPORATION

Securities and Exchange Commission

Page [PG NUMBER]
                         Four Sentry Parkway, Suite 200
                          Blue Bell, Pennsylvania 19422
                                 (610) 825-8800

                                 April 21, 1999

                                    VIA EDGAR



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Progress Financial Corporation
                  Registration Statement on Form S-3
                  File No. 333-74059

Ladies and Gentlemen:

         Pursuant to Rule 461 under the Securities Act of 1933, Progress Financial Corporation hereby requests that the above-referenced registration statement be declared effective at 10:00 a.m., eastern time, on Thursday, April 22, 1999, or as soon thereafter as practicable.

         Progress confirms that it is aware of its responsibilities under the Securities Act as they relate to the proposed public offering of the securities specified in the above-referenced registration statement.

                                Very truly yours,

                                PROGRESS FINANCIAL CORPORATION

                                By:   /s/ Michael B. High
                              Name:   Michael B. High
                              Title:  Senior Vice President and Chief
                                      Financial Officer